EXHIBIT 10.2

First Amendment to Change in Control Agreement

This First Amendment to Change in Control Agreement (“First Amendment”) is made the 28th day of March, 2012, between Marcel Regnier (“Executive”) and Itron, Inc. (“Company”). The parties hereby agree as follows:

Whereas, Executive and Company entered into a Change in Control Agreement on March 5, 2010 (“Agreement”) which provides certain benefits to Executive if there is a “Change in Control” as defined in the Agreement; and

Whereas, Executive may also be entitled to certain termination benefits pursuant to the laws of France pursuant to an employment agreement between Mr. Regnier and Itron Holding France; and

Whereas, the parties wish to confirm that there will be no duplication of termination or severance payments or benefits.

Now, therefore, the parties agree as follows:

1.
Offset. If there is a Change in Control as defined in the Agreement and Executive's employment is terminated such that Executive would be eligible for the termination payments and benefits pursuant to the Agreement, any severance or termination payments and benefits received by Executive pursuant to (i) French law, or (ii) pursuant to any other agreement Executive has with the Company or any direct or indirect subsidiary of the Company, shall be offset against any benefits that may be payable to the Executive pursuant to the Agreement.

2.	Ratification. Except as set forth in this First Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed and entered into this First Amendment as of the date set forth above.

ITRON, INC.
By:	/s/ MARCEL REGNIER	By:	/s/ JOHN W. HOLLERAN
	Marcel Regnier	Title:	John W. Holleran, Sr.V.P. Special Projects and Corporate Secretary